Exhibit 10.2

January 2, 2026

BY ELECTRONIC MAIL

Philip Moyer

Dear Philip,

We are pleased to confirm our offer of employment to you to join McGraw Hill, Inc. (the “Company”) as Chief Executive Officer (“CEO”) of the Company. This letter agreement (this “Agreement”) sets forth the general terms and conditions of your employment.

1. Commencement Date. Your employment with the Company will commence on February 9, 2026 (the “Commencement Date”) and will continue until terminated as set forth in paragraph 12 below. If you fail to commence your full-time employment by the Commencement Date without the prior written consent of the Company, then this Agreement shall terminate and be null and void for all purposes.

2. Title and Duties. In connection with your employment with the Company, you will serve as the CEO of the Company and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors of the Company (the “Board”), any superior officer or their respective designees. You will report directly to the Board. For so long as you are serving as CEO of the Company, if you are appointed or elected to the Board or as an officer and/or director of any other member of the Company Group (as defined below), any service by you on the Board or as an officer and/or director of any other member of the Company Group while serving as CEO (or during any other time that you are otherwise employed by the Company) shall be without additional compensation.

3. Principal Place of Employment. Your principal place of employment will be the Company’s offices in New York, New York; provided, that, you may be permitted to work from your home office in the Philadelphia, Pennsylvania metropolitan area, subject to the Company’s generally applicable policies and procedures governing remote work, although you understand and agree that you will be required to spend sufficient time at the Company’s offices in New York, New York and elsewhere to effectively perform your duties and responsibilities and that you may be expected to travel from time to time for business reasons.

4. Conduct During Employment. In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group (as defined below), (y) interferes with the proper and efficient performance of your duties for the Company, or (z) interferes with your exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

5. Base Salary. Your initial annual base salary will be $1,200,000 and will be payable in accordance with the Company’s regular payroll practices, and which will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time, subject to the approval of the Compensation Committee in writing.

6. Annual Bonus. During each fiscal year of your employment with the Company, you will be eligible to earn an annual incentive bonus under the Company’s Annual Incentive Plan (the “AIP”), with a target bonus amount equal to $1,800,000 (“Annual Bonus”), with the Annual Bonus amount payable in respect of any fiscal year based on the actual achievement of annual performance objectives established under the AIP for the applicable fiscal year, as determined by the Board or the Compensation Committee, as applicable; provided, however, that any Annual Bonus payable in respect of the Company’s fiscal year ending March 31, 2026 will be pro-rated to reflect the portion of time you are employed hereunder during such fiscal year. The payment of any Annual Bonus will be made at the same time annual bonuses are generally paid to other executives officers of the Company and will be subject to your continued employment with the Company through the applicable payment date.

7. Sign-On Bonus. In connection with the commencement of your employment hereunder, the Company agrees to pay you a one-time sign-on cash bonus in an aggregate amount equal to $2,500,000 (the “Sign-On Bonus”), in accordance with this paragraph 7. Fifty percent (50%) of the Sign-On Bonus (i.e., $1,250,000) shall be paid within thirty (30) days of the Commencement Date (the “First Sign-On Bonus Installment”); provided, that, if your employment is terminated with Cause (as defined in the Stock Incentive Plan) or if you resign for any reason other than for Good Reason (as defined in the Severance Plan (as defined below)), in each case, within one (1) year of the Commencement Date, the First Sign-On Bonus Installment will be immediately repayable to the Company. The remaining fifty percent (50%) of the Sign-On Bonus (i.e., the remaining $1,250,000) (the “Second Sign-On Bonus Installment”)) shall be paid on the first regularly scheduled payroll date of the Company on or following the first anniversary of the Commencement Date, subject to your continued employment with the Company through such date; provided, that, if your employment is terminated with Cause or if you resign for any reason other than for Good Reason, in each case, following the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, the Second Sign-On Bonus Installment will be immediately repayable to the Company. To the extent that the Company is required to enforce repayment of any portion of the Sign-On Bonus in accordance with the foregoing, you shall reimburse the Company for all costs and expenses incurred in connection with such enforcement, including, without limitation, all reasonable attorneys’ fees and expenses).

8. Sign-On Equity Grant. As soon as practicable following the Commencement Date and subject to the approval of the Board, you will be awarded a sign-on grant of restricted stock units with an aggregate value of $8 million (the “Sign-On Grant”), determined as set forth below, pursuant to the McGraw Hill, Inc. 2025 Stock Incentive Plan (the “Stock Incentive Plan”) and the applicable standard form of award agreement thereunder. Fifty percent (50%) of the Sign-On Grant will be subject to time-based vesting (the “Sign-On RSUs”), and fifty percent (50%) of the Sign-On Grant will be subject to time- and performance-based vesting conditions (the “Sign-On PSUs”). The number of shares of the

2

Company’s common stock subject to the Sign-On Grant will be equal to $8 million divided by the volume-weighted average price (“VWAP”) of the Company’s common stock during the twenty (20) trading days immediately preceding the date of grant. Except as otherwise provided in paragraph 14, (i) the Sign-On RSUs will vest in equal annual installments on each of the first three (3) anniversaries of the Commencement Date, subject to your continued employment with the Company through each such date, and (ii) the Sign-On PSUs will be eligible to vest on the third anniversary of the Commencement Date (x) subject to your continued employment with the Company through such date, and (y) only to the extent that the VWAP of the Company’s common stock during the twenty (20) trading days immediately preceding such third anniversary is equal to or greater than the applicable price set forth in the table below (the “Target Share Price”).

Target Share Price*	Percentage of Sign-On PSUs Eligible to Vest
$28.00	25%
$32.00	50%
$38.00	75%
$40.00	100%

*	All share prices shall be equitably adjusted to reflect stock splits, dividends and other recapitalizations or similar events.

Further, if less than one hundred percent (100%) of the Sign-On PSUs vest as of the third anniversary of the Commencement Date, then, subject to your continued employment through the last day of the applicable quarterly anniversary, on the last day of each of the first eight (8) quarterly anniversaries immediately following the third anniversary of the Commencement Date (each such anniversary-based quarter, a “True-Up Measurement Period”), you will vest in any remaining Sign-On PSUs in accordance with the table set forth above if at any time during such True-Up Measurement Period the VWAP of the Company’s common stock during any twenty (20) consecutive trading day period is equal to or greater than the applicable Target Share Price. For the avoidance of doubt, any then unvested Sign On PSUs shall be forfeited for no consideration on the fifth anniversary of the Commencement Date.

The Sign-On RSUs and the Sign-On PSUs shall generally be settled as soon as practicable following the applicable vesting date, in accordance with the Stock Incentive Plan and applicable award agreement.

9. Stock Purchase Opportunity; Company Matching RSUs. Subject to approval by the Board, you will be provided an opportunity pursuant to the Stock Incentive Plan to purchase a number of shares of the Company’s common stock with a fair market value equal to up to $1,500,000 as of the applicable date of purchase (the actual number of shares purchased, the “Purchased Shares”). Further, subject to approval by the Board, you will be awarded restricted stock units under the Stock Incentive Plan covering a number of shares of the Company’s common stock equal to the number of any Purchased Shares (the “Matching RSUs”). One-third (1/3) of the Matching RSUs shall vest immediately as of the applicable date of grant, and, except as otherwise provided in paragraph 14, the remaining two-thirds (2/3) of the Matching RSUs shall vest in equal installments on each of the twelve (12) and twenty-four (24) month anniversaries of the Commencement Date, in each case, subject to your continued employment through the applicable vesting date. The Matching RSUs shall generally be settled as soon as practicable following the applicable vesting date, in accordance with the Stock Incentive Plan and applicable award agreement.

3

10. Benefits. You will be eligible to participate in health, insurance, retirement and other benefits provided to other similarly situated employees of the Company. The Company expressly reserves the right to change the benefit plans and programs it offers to its employees at any time.

11. Housing Stipend. In furtherance of your obligations under paragraph 3, the parties agree that you shall secure and maintain a residence in New York, New York during the period of your employment with the Company. Following your submission to the Company of documentation evidencing the purchase or rental of such residence (in accordance with the Company’s generally applicable policies and practices regarding expense reimbursement), the Company shall begin to pay you a housing stipend equal to $8,000 per month (the “Housing Stipend”). The Housing Stipend shall be treated as taxable income and paid monthly on the 15th day of each month (or on such other recurring day of the month as the parties may hereinafter agree) for housing expenses incurred by you for the preceding month. The Housing Stipend shall be pro-rated for the first and final months of your employment with the Company.

12. At-Will Employment; Resignations. The nature of your employment will be “at-will,” meaning that either the Company or you may terminate your employment at any time, with or without notice, with or without Cause, and for any reason or for no reason. Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by the Board or its designee. We do ask, however, that you give thirty (30) days’ notice if you decide to terminate your employment; provided, that, the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination. Upon any termination of your employment, except as provided in paragraph 13, no further payments by the Company to you will be due other than any Accrued Obligations (as defined in the McGraw-Hill Education, Inc. Executive Severance Plan (the “Severance Plan”)). Further, upon any termination of your employment hereunder for any reason, except as may otherwise be requested by the Company in writing, you will be deemed to have resigned from any and all directorships, committee memberships and any other positions that you hold with the Company or any of its direct or indirect subsidiary companies or other affiliates (collectively, the “Company Group”) and will execute all documents reasonably requested for you to confirm such resignations. Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

13. Severance. Capitalized terms used in this paragraph 13 but not otherwise defined in this Agreement shall have the meanings given to such terms in the Severance Plan. In the event that you experience a Qualifying Termination, you will be entitled to severance payments and benefits as determined in accordance with, and subject to the terms and conditions set forth in, the Severance Plan; provided, that, (i) the definition of “Cause” in the Stock Incentive Plan shall apply in lieu of the definition provided therefor in the Severance Plan, (ii) notwithstanding anything in Section 2.3 of the Severance Plan (or in any other provision of the Severance Plan) to the contrary, (x) the Severance Period shall be eighteen (18) months, (y) the Annual Base Salary component of the cash severance shall be equal to eighteen (18) months of your annual base salary under paragraph 5, and (z) “Severance Benefits” shall include a pro-rata Annual Bonus for the year in which the termination of employment occurs, pro-rated based on the number of days in such year that you are employed with the Company and with the amount determined based on actual performance, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2 1⁄2) months following the last day of the fiscal year in which such termination occurred, (iii) the Non-Compete Period described in Section 4.1 of the Severance Plan shall be deemed to be eighteen (18) months as applied to you, and (iv) in addition to (and not in lieu of) the restrictive covenants contained in Section 4 of the Severance Plan, your right to receive or retain any payments or benefits under the

4

Severance Plan shall be conditioned upon and subject to your compliance with the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), the Company’s Non-Disclosure and Invention Assignment Agreement attached hereto as Exhibit B (the “NDIAA”), and any other restrictive covenant obligation to which you are bound owing to the Company or any other member of the Company Group (collectively, the “Restrictive Covenant Obligations”). For the avoidance of doubt, your sole and exclusive remedy upon a Qualifying Termination will be the payments and benefits determined under the Severance Plan, as modified by this paragraph 13.

14. Treatment of Equity Compensation Upon Termination of Employment; Change in Control.

(a) In the event that you experience a Qualifying Termination, and subject to your satisfaction of the release condition set forth in Section 2.5 of the Severance Plan (or a comparable release condition as may be reasonably prescribed by the Company or its successor) (the “Release Condition”), (i) a number of Sign-On RSUs that would have vested during the next regularly scheduled vesting date (as determined in accordance with paragraph 8) will accelerate and vest immediately following such Qualifying Termination (if any), and (ii) if such Qualifying Termination occurs during the first three (3) year period immediately following the Commencement Date, then a pro-rated number of the Sign-On PSUs (i.e., pro-rated based on the number of days in the first three (3) year period following the Commencement Date that has passed) shall remain outstanding and eligible to vest on the third anniversary of the Commencement Date if (and to the extent that) the applicable Target Share Price hurdles are met, as though no such termination of employment occurred (and, for the avoidance of doubt, any such pro-rated Sign-On PSUs that do not vest, shall automatically be forfeited for no consideration as of the third anniversary of the Commencement Date).

(b) If (i) the Sign-On Grant or the Matching RSUs are assumed or substituted in connection with a Change in Control (as defined in the Stock Incentive Plan) in accordance with Section 10(b) of the Stock Incentive Plan (or any successor provision thereto), and (ii) your employment is terminated without Cause during the twelve (12) month period immediately following such Change in Control, one hundred percent (100%) of the portion of the Sign-On Grant or the Matching RSUs, as applicable, that has not previously vested shall vest as of the date of such termination, subject to your satisfaction of the Release Condition. If any such unvested portion of the Sign-On Grant or the Matching RSUs, as applicable, are not expressly assumed in a Change in Control, then one hundred percent (100%) of such then-unvested portion thereof will accelerate and vest as of the consummation of the Change in Control, with the Sign-On PSUs measured and vesting for this purpose based on the per share price of the Company’s common stock implied by the applicable Change in Control transaction. Further, unless otherwise determined by the Compensation Committee or the Board at the time of the consummation of such Change in Control, any assumption or substitution by an acquiror of Sign-On PSUs shall be determined based on actual performance (i.e., as determined based on the per share price of the Company’s common stock implied by the Change in Control transaction), and shall remain subject to time-based vesting through the end of the third anniversary of the Commencement Date. For the further avoidance of doubt, if all or a portion of the outstanding Sign-On PSUs would not vest on the basis of the per share price of the Company’s common stock implied by the applicable Change in Control transaction, those unvested Sign-On PSUs would be automatically forfeited for no consideration. Notwithstanding anything in the Stock Incentive Plan to the contrary, the Sign-On Grant and the Matching RSUs will only be deemed “assumed or substituted” by an acquiror if such awards are converted into replacement awards settled in the same proportion of cash and stock as the consideration received by the shareholders of the Company in the applicable Change in Control transaction in respect of the shares of the Company’s then-outstanding common stock. Any such assumed or substituted awards will otherwise be subject to all of the terms and conditions set forth in this paragraph 14(b) (including any rights to accelerated vesting upon a Qualifying Termination).

5

15. Non-Interference Agreement. As a condition of your employment with the Company, you agree to execute, and comply with the terms and conditions of the Restrictive Covenant Agreement and the NDIAA. The parties hereto acknowledge and agree that this Agreement, the Restrictive Covenant Agreement, and the NDIAA will each be considered separate contracts, and the Restrictive Covenant Agreement and the NDIAA will survive any termination of your employment and/or of this Agreement for any reason.

16. Representations and Warranties. By signing this Agreement, you represent and warrant to the Company that (i) as of immediately prior to the Commencement Date, you will be under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction; (ii) you will neither use nor disclose to our Company any confidential or proprietary information obtained from a third party prior to your joining our Company; and (iii) you will comply with all applicable Company policies and professional standards of our Company (including, but not limited to, any policy or standard regarding illegal discrimination and harassment and the Company’s Insider Trading Policy, Policy for the Recovery of Erroneously Awarded Compensation, Stock Ownership Guidelines, and Code of Business Ethics as each may be amended or amended and restated from time to time).

17. Taxes. The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Notwithstanding any provision in this Agreement to the contrary:

•

The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”

•

Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

6

•	Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

18. Entire Agreement. This Agreement, together with the Severance Plan, the Restrictive Covenant Agreement, and the NDIAA, forms the complete and exclusive statement of your employment with the Company and the compensation payable to you. This Agreement supersedes any term sheets, discussions or other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company. Further, you are hereby informed that the Company maintains a program called Fast and Impartial Resolution (FAIR) for both employees and the Company to use in the event of any employment-related dispute. By accepting employment with the Company, you will be consenting to participation in FAIR. A copy of a summary of the FAIR program is attached to this Agreement.

19. Governing Law. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN NEW YORK, NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

20. Successors and Assigns. This Agreement will inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company without your prior written consent (which will not be unreasonably withheld, delayed, or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors; provided, however, that in the event of a merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor will discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement will not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

21. Survival. The provisions of this Agreement will survive any termination of your employment to the extent necessary to give effect thereto.

22. Independent Legal Advice. You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that you have failed to obtain independent legal advice, you acknowledge that such failure will not be used by you as a defense to the enforcement of this Agreement.

7

23. Background Check; Authorization to Work. This offer is contingent on the acceptable results of employment, education and reference checks, a credit and background check, and all other Company practices and procedures applicable to the hiring process. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States within three (3) business days of your joining the Company.

24. Amendment; Waiver. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

25. Notice. Every notice or communication relating to this Agreement shall be written and, if to be delivered to you, may be delivered in person or mailed or delivered to your last known address on file with the Company, or if to be delivered to the Company, mailed or delivered to the Company’s principal executive office. Delivery will be deemed effective (i) on the delivery date, if delivered personally, (ii) on the first business day following mailing, if mailed by courier or overnight mail, and (iii) on the third business day following mailing, if mailed by registered or certified mail.

26. General. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

8

We are very excited at the prospect of your joining the McGraw Hill team. Please sign and date this Agreement in the space indicated below and return a copy to me to confirm your agreement to the terms and conditions set forth herein. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

This offer, if not accepted, will expire on January 5, 2025, unless the Company extends the offer in writing prior to such date.

We are confident that your committed leadership will contribute greatly to the future growth and success of the Company, and we look forward to working together on many exciting challenges.

Sincerely,

McGraw Hill, Inc.

/s/ David Stafford
By: David Stafford
Title: General Counsel

I have read and understand this Agreement and hereby acknowledge, accept and agree to the terms and conditions set forth above and further acknowledge that no other commitments were made to me as part of this employment offer except as specifically set forth herein:

Signature:	/s/ Philip Moyer
Philip Moyer

Dated: January 2, 2026

[Signature Page to Philip Moyer Employment Agreement]

Exhibit A

Restrictive Covenant Agreement

As a condition to the undersigned individual (the “Employee”) becoming employed by McGraw Hill, Inc. a Delaware corporation (the “Company”), and in consideration of the Company’s agreement to enter into that certain employment letter agreement with the Employee executed concurrently herewith (the “Employment Agreement”), the Employee’s employment with the Company and receipt of the compensation now and hereafter paid to him by the Company, the Employee hereby agrees to the terms and conditions set forth in this Restrictive Covenant Agreement (this “Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Employment Agreement.

1. NON-COMPETE, NON-SOLICITATION. (a) In order to protect the value of the business of the Company and its direct and indirect subsidiaries (the “Company Group”) as presently conducted and as contemplated to be conducted after the Grant Date (in the case of contemplated conduct, as evidenced by business activities that have been undertaken by the Company or its subsidiaries, or actions, activities or plans approved by the board of directors of the Company, in each case, on or prior to the Grant Date), including the Business, during the period of Employee’s employment with the Company and of its subsidiaries and for a period of eighteen (18) months thereafter (the “Restricted Period”). The Employee shall not, anywhere in the world in which the Company Group is engaged in the Business, directly or indirectly, own any interest in, operate, manage, control, initiate or engage in (or make plans to engage in), Participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner any Person that engages in or owns, operates, manages or controls any venture or enterprise which, directly or indirectly, engages or proposes to engage in the Business as presently conducted or as contemplated, as of the date of the Employee’s termination of employment with the Company and its subsidiaries, by the Company Group to be conducted in the future (a “Competitive Business”). “Business” means collectively, the respective businesses of the Company and its subsidiaries as conducted, or which the Board has authorized the Company and its subsidiaries to develop or pursue (by acquisition or otherwise), in either case, at the relevant time, which currently consists of the creation of core or supplemental educational content delivered by text, ebook, or electronic platform, in support of educational achievement from K12 to higher education to professional markets, both in North America and international settings. “Participate” means any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) being a passive owner of not more than one percent (1%) of the fully-diluted equity interests of any publicly traded entity engaged in the Competitive Business (it being understood and agreed that “passive owner” means that the Employee has no role in the operation of such entity or its businesses (whether as an officer, director, manager or partner or as a consultant, employee or other service provider)), (ii) performing any services for the Company Group, or (iii) owning any equity interest of not more than one percent (1%) in a mutual fund or any passive investment through a hedge or private equity fund.(b) During the Restricted Period, the Employee shall not, directly or indirectly through another Person, (i) solicit for employment or induce or attempt to induce or encourage any employee or other individual who is an independent consultant of the Company Group (including employees and independent consultants of the Company Group that are or have been employed by, or perform or have performed services for, the Company Group, but, for the avoidance of doubt, excluding professional advisors, such as law firms or accounting firms) to leave the employ of or consulting relationship with any member of the Company Group, or in any way interfere with the relationship between the Company Group and any employee or other individual who is an independent consultant thereof (such employees and independent consultants, the “Restricted Persons”), (ii) hire, employ, enter into a consulting relationship with or otherwise retain for services any Restricted Person during the time such Restricted Person is an employee of or an independent consultant for the Company Group or for the two (2) years thereafter, or (iii) in any way interfere with the relationship between any customer, supplier, vendor, referral source, partner, licensee or business relation of the Company Group (including, without limitation, inducing such Person to cease doing business, or materially reduce such business with, the Company Group (or any member thereof) or making any negative statements or negative communications to such person about the Company Group (or any member thereof)). Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Employee or any other Person from (i) making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target Restricted Persons, provided that this sentence will not serve to limit in any way the other restrictions contained herein, including but not limited to the restrictions set forth in Section 1(b)(ii) or (ii) acting as a professional reference for any Restricted Person if requested by such Restricted Person.

(c) During the Restricted Period, the Employee shall not issue or communicate, or cause or assist any other Person or entity to issue or communicate, any public statement, or statement likely to become public, that is disparaging of, damaging to, or could reasonably be expected to be harmful to, the reputation, business or character of the Business, Platinum Equity Advisors, LLC, any member of the Company Group, or any of their respective Affiliates (as defined in the Stock Incentive Plan) or subsidiaries or Persons who are former, present or future directors, officers, executives, representatives, agents, employees or related Persons (including boards, subsidiaries and Affiliates) thereof.

(d) The Employee agrees and acknowledges that the Employee is familiar with the trade secrets and other information of a confidential or proprietary nature of the Company Group, its businesses and its business relations. The Employee also agrees and acknowledges that the Company Group and its Affiliates and subsidiaries would be irreparably damaged if the Employee were to provide services to or otherwise participate in any Competitive Business in violation of this Agreement and that any such competition would result in a significant loss of goodwill by the Company Group and its Affiliates and subsidiaries in respect of such businesses. The Employee further agrees and acknowledges that in order to assure the Company Group that the Company Group’s and its Affiliates’ businesses will retain their value, it is necessary that the Employee undertake not to utilize the Employee’s special knowledge of the confidential information of the Company Group and the Employee’s relationship with customers, suppliers, vendors, referral sources, partners, licensees or other business relations of any of the Company Group to compete with the Company Group and its Affiliates in violation of this Agreement. The Employee acknowledges and agrees that the promises and covenants that the Employee is providing in this Agreement are reasonable with respect to period, geographical area and scope and are necessary for the protection of legitimate interests in the Company Group and the Company Group’s businesses and assets (including the Company Group’s customer and other material business relationships, trade secrets and goodwill) and that such limitations would not impose any undue burden upon the Employee. The Employee agrees that the covenants made in Section 1(a) through Section 1(c) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

2. CONFIDENTIALITY. For purposes of this Agreement, “Confidential Information” shall mean any confidential or proprietary information (whether or not in written or electronic form and whether or not expressly designated as confidential) relating to the Company or any of its Affiliates or subsidiaries, including information relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, suppliers, personnel, consultants, subcontractors or plans (and any of the foregoing items that are or may be in development or for which there is an internal roadmap) of the Company or any of its Affiliates or subsidiaries (including any such information consisting of or otherwise relating to trade secrets, intellectual property, software and documentation, license or sublicense arrangements, pricing lists, marketing or sales techniques or plans, financial information, company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, internal audit reports, contracts and sales proposals, pricing and costs of specific products and services, training materials, employment records, performance evaluations, information protected by the Company Group’s privileges (such as the attorney-client privilege), projections or lists of customers or suppliers and including any prospective relationships with any of the foregoing); provided, however, that “Confidential Information” shall not be deemed to include information (i) that is or becomes publicly known, other than as a result of a breach of this Agreement or any other similar agreement, (ii) that can be demonstrated to have been made available after the date hereof to the Employee or any of its Affiliates on a non-confidential basis from a source other than the Company or any of its Affiliates without, to the Employee’s or its Affiliates’ knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to the Company Group or any of its Affiliates or (iii) that can be demonstrated to have been independently developed by or on behalf of the Employee or any of its Affiliates without use of, reference to or reliance upon any information which would otherwise constitute Confidential Information.

(b) The Employee acknowledges that it holds Confidential Information of the Company Group and it may hold Confidential Information of the Company and its Affiliates and subsidiaries in the future. The Employee agrees to safeguard and hold all such Confidential Information in strict confidence, and the Employee shall not, directly or indirectly, at any time (whether during or after the Restricted Period): (i) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Company Group and its Affiliates); or (ii) use any Confidential Information for the benefit of any Person (other than the Company Group or its Affiliates). Notwithstanding the foregoing, the Employee may disclose Confidential Information, without violating the obligations of this Agreement, to the extent the disclosure is reasonably necessary (i) to any Person who is an officer, director, employee, manager, general partner, or agent of the Employee, or counsel to, accountants of, consultants to or other advisors or representatives (“Representatives”) for, the Employee, in such Person’s capacity as a Representative and who is informed of the confidential nature of such disclosure and in each case who has a need to know such information (as used herein, “need to know” shall include, without limitation, monitoring investment performance and making investment decisions in respect thereof, filing tax returns and seeking legal and/or tax advice); (ii) in the performance of authorized employment duties in the Employee’s capacity as an employee of the Company Group; or (iii) to the extent the disclosure is required by a valid subpoena or order of a court or other governmental body having jurisdiction, provided that, in connection with a disclosure contemplated by clause (iii), if legally permitted, the Employee, reasonably promptly upon learning of such required disclosure, gives prior written notice to the Company of such required disclosure and assists the Company (at the Company’s sole cost and expense) in obtaining a protective order preventing or limiting the disclosure and ensuring that the Confidential Information so disclosed is used only for the specific purposes for which the disclosure is required, or for which the order was issued or for which the Employee is required to use such Confidential Information.

(c) Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Notwithstanding anything in this Agreement to the contrary, 18 U.S.C. § 1833(b) provides:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, the Employee has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Employee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

In addition, Employee understands that nothing in this Agreement shall be construed to prohibit Employee, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, Employee’s attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights Employee may have under applicable labor laws to engage in concerted activity with other employees. The protections contained in this paragraph apply to prior, current and future conduct.

3. ENFORCEMENT OF COVENANTS. The Employee recognizes and affirms that in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, money damages would be inadequate and the Company Group and its Affiliates would have no adequate remedy at law. Accordingly, the Employee agrees that any member of the Company Group shall have the right, in addition to an action or actions for damages or any other rights and remedies existing in its favor, to specific performance, injunctive and/or other equitable relief (without posting a bond or other security) to enforce its rights and each of the Employee’s obligations under this Agreement or to prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement (such remedies to include, without limitation, the extension of the Restricted Period for the applicable breached covenant by a period equal to the length of the violation of Section 1 of this Agreement). Nothing contained herein shall be construed as prohibiting any member of the Company Group or its Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In the event of a breach or violation by the Employee of any of the provisions of Section 1 of this Agreement, the Restricted Period relating to such breach or violation shall automatically extend by the length of any such actual breach or violation. If, at the time of enforcement of Section 1 of this Agreement, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

4. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the state or federal courts sitting in the Commonwealth of Pennsylvania or the court of chancery of the Commonwealth of Pennsylvania. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party pursuant to this Agreement shall properly and exclusively lie in such courts. By execution and delivery of this Agreement, each party irrevocably and exclusively submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any action directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

*****

[Signature to appear on the following page.]

I, Philip Moyer, have executed this Restrictive Covenant Agreement on the date set forth below:

Date: January 2, 2026	/s/ Philip Moyer
Philip Moyer

[Signature Page to Philip Moyer Restrictive Covenant Agreement]

Exhibit B

Non-Disclosure and Invention Assignment Agreement

(See Attached)

EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

I am about to become an employee of McGraw Hill LLC (the “Company”), and in consideration of my employment by the Company, I agree to the following terms:

1. Representations and Warranties. I represent and warrant that the Inventions (as defined in Section 2 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party. I represent and warrant that the Inventions will not include any open source software, except with the prior written consent of the Company.

2. Inventions. The term “Inventions” means (a) contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are conceived, created, developed or reduced to practice by me, alone or with others, while I am employed by the Company that are either: (i) conceived during regular working hours or at my place of work, whether located at Company, affiliate or customer facilities, or at my own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at my place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to me by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and (b) any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing. The term “Inventions” specifically excludes (a) any inventions I developed entirely on my own time without using any Company equipment, supplies, facilities or trade secret information, unless (i) the invention related at the time of conception or reduction to practice of the invention to (A) the Company’s business, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by me for the Company, and (b) any other invention that qualifies fully under the provisions of Section 2870 of the California Labor Code as an invention that an employer is not allowed to require an employee to assign to the company. I agree that the foregoing exclusions are intended to meet the Company’s obligations to comply with the requirements of California Labor Code Section 2870, and I understand that the provisions of this agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870.

3. All Inventions are Exclusively the Property of the Company. I will promptly disclose all Inventions, in full detail, to persons authorized by the Company. I will not disclose any Invention to anyone other than persons authorized by the Company, without the Company’s express prior written instruction to do so. All Inventions will be deemed ‘‘work made for hire’’ as that term is used in the U.S. Copyright Act, and belong solely to the Company from conception. I hereby expressly disclaim all interest in all Inventions. To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, I hereby irrevocably assign to the Company all of my right, title and interest to that Invention.

At any time during or after my employment by the Company that the Company requests, I will sign whatever written documents of assignment are necessary to formally evidence my irrevocable assignment to the Company of any Invention. At all times during or after my employment by the Company I will assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

4. Excluded Information. I will not assert any right, title or interest in or to any Invention or claim that I made, conceived or acquired any Invention before my employment by the Company unless I have specifically identified that Invention in writing to the Company (“Excluded Information”). If Excluded Information is incorporated into any Invention, I hereby grant Company a perpetual, worldwide, royalty free, non-exclusive license to use and reproduce such Excluded Information for commercial, internal business and all other purposes.

5. Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (again, whether temporary, preliminary or permanent).

6. Miscellaneous. This agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought. Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, and any and all disputes directly or indirectly arising out of or relating to this Agreement, will be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law rules thereof. Each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any such disputes, and hereby irrevocably waives any objections to the laying of venue in such courts.

I have read and understand this agreement. I acknowledge that my employment by the Company constitutes my consent and agreement to be bound by the terms of this agreement.

{00025284 1} MCGRAW HILL CONFIDENTIAL INFORMATION